Exhibit 10.9

HONGKONG TAKUNG ASSETS AND EQUITY OF

ARTWORKS EXCHANGE CO., LIMITED

Room 2003-2004, 20th Floor, Hutchison House,

10 Harcourt Road, Central, Hong Kong

1 Jun 2014

CONFIDENTIAL

Mr. Xiao Di

No. 501, Gate 5, Block 2,

Guangling Li, Lintong Road,

Nankai District, 300110

People's Republic of China

Dear Mr. Xiao

EMPLOYMENT LETTER

We are pleased to offer you the position of Managing Director of our company with immediate effect. Your deployment to manage our Hong Kong business and office will commence upon a proper employment visa is granted by the Immigration Department of the Hong Kong SAR.

You are to report to the shareholders of the Company. You as an employee of the Company are bound by the following terms and conditions of this Employment Letter

SCOPE OF DUTIES

Your scope of duties is as follows:

• Managing the business operations

• Promotion and marketing of the Company's business

• Providing consulting and services to the clients of the Company • Administration and Human Resources management

• Financial and Accounting management

SALARY

Your monthly salary shall be HK$60,000 per month plus reimbursements of any expenses paid on behalf of the Company during your delivery of duties. Salary payment will be made monthly in arrear and not later than the last Friday of each month.

Your salary will be reviewed annually every January.

EMPLOYMENT LETTER - Xiao Di

Date: 1 Jun 2014

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WORKING HOUR

The working hour of our company is as follows:

Monday to Friday	9:00 am to 5:30 pm
Lunch Beak	12:30 pm to 1:30 pm

You are required to complete your duties on time and in case you are required to work overtime in order to complete a task to meet deadline, no compensation will be entitled by you for the overtime incurred.

ANNUAL LEAVE

You are entitled to annual leave of 20 working days.

TRAVEL

In case you are required to travel for delivery of your duties for the Company, all expenses incurred, including freight, fare and meals, will be fully reimbursed upon provision of proof of payments.

ACCOMMODATION

The Company will provide you accommodation of housing allowance upon your application to the Company. The amount to be provided to you as housing allowance shall not be more than 50% of your current salary.

MEDICAL

The Company will provide you with medical benefit in which you will be fully reimbursed of any medical expenses upon provision of the valid doctor certificates and payment receipts from the relevant doctors.

TERMINATION AND REPATRIATION

This employment can be terminated by either party by given at least one months’ notice.

Upon the termination of employment, the Company shall provide air tickets of Economic Class for repatriation of yourself and your immediate family members back to China.

EMPLOYMENT LETTER - Xiao Di

Date: 1 Jun 2014

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GOVERNING LAWS

This Employment Letter is governed by the laws of the Special Administration Region of Hong Kong (HKSAR). In case any terms and conditions of this Employment Letter is in conflict to any clauses of the Labor Ordinance of HKSAR, and unless the said term and condition of this Employment Letter is below the basic requirement of the relevant clause of the Labor Ordinance of HKSAR, the terms and conditions of this Employment Letter shall prevail.

If you accept this Employment Letter, please sign at the space provided below.

Yours truly	I agree and accept all the terms and conditions
For and on behalf of	of this Employment Letter

Xiao Di
Date: 1 Jan 2014